Exhibit 5.1

Maslon LLP Office Dial: 612.672.8200 www.maslon.com

December 22, 2023

Navidea Biopharmaceuticals, Inc.
4995 Bradenton Avenue, Suite 240
Dublin, Ohio 43017

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 as amended (the “Act”), covering the offering of 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, that may be issued under the Company’s 2023 Equity Incentive Plan (the “Plan”).

Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that the Shares, when issued and paid as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Minnesota and express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ MASLON LLP